Exhibit 10.36

March 20, 2003

Dear Greg:

As a member of the Yahoo! Inc. (“Yahoo!”) Senior Leadership team, you have the ability to make a significant contribution to the operational and financial performance of the company through your leadership role and in the performance of your daily job responsibilities.  We are therefore pleased to inform you of your compensation package effective January 1, 2003.

Your base salary for 2003 is anticipated to be $450,000, subject to company-wide focal review.  We also anticipate that your bonus for 2003 will be determined by the Executive Incentive Plan (“EIP”) to be approved by Terry Semel and communicated during the first quarter of 2003.  This EIP replaces any of your existing bonus arrangements, effective January 1, 2003.  Upon approval, EIP plan guidelines and rules will be disseminated for more details.  As will be set forth in the rules, the EIP may be changed (including retroactively) without notice at the Company’s discretion.

Effective December 11, 2002, you were granted additional stock options to purchase 100,000 shares of Yahoo!’s Common Stock under Yahoo!’s 1995 Stock Option Plan, as amended, (the “Plan”) pursuant to the terms of a stock option agreement for such options (“Stock Option Agreement”).  The exercise price for these options will be $16.46.  The Stock Option Agreement will specify that all options described above will vest in equal monthly installments over the subsequent 48 months, and will provide that such options (to the extent vested and exercisable) may be exercised for a period of 90 days after the date of termination as specified by the Plan.

Additionally, you will remain eligible to participate in the regular Yahoo! health insurance benefits and other employee benefit plans established by the company generally for its employees.

Finally, in lieu of the mortgage subsidy provided in your original offer letter dated March, 19, 2001, we have agreed that Yahoo! will provide you the following payments (grossed up) on each of the following anniversaries of your having closed escrow on your Bay Area home:

* $23,000 on the first anniversary,

* $16,000 on the second anniversary, and

* $8,000 on the third anniversary.

Of course, each of these payments will be contingent upon your continued employment with Yahoo! on the respective due date.

Please understand that this letter and any statements by Yahoo! employees do not constitute a contract of employment for any specific period of time.  This letter reaffirms an “employment at will” relationship that may be terminated at any time by you or Yahoo!, with or without cause and with or without notice.

Our signature on this letter also confirms our continued mutual agreement to binding arbitration, as defined under the California Arbitration Act, under the rules of the American Arbitration Association, should there be any dispute related to the termination of our employment relationship or the terms of your employment relationship with Yahoo!.

We are very optimistic about our opportunity to achieve or exceed our internal goals and are looking forward to seeing what we can achieve together as a senior leadership team.

/s/ Daniel Rosensweig
Dan Rosensweig
Chief Operating Officer
Yahoo! Inc.

I accept these terms of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ GREGORY COLEMAN	3/21/03
Signature	Date